EXHIBIT 23.2



                        RAICH ENDE MALTER & CO. LLP


1375 Broadway                 90 Merrick Avenue        330 Fifth Avenue
New York, New York  10018     East Meadow, New York    New York, New York 10001
212.944.4433                  516.228.9000             212.686.2224
212.944.5404 (fax)            516.228.9122 (fax)       212.481.3274 (fax)




                         CONSENT OF RAICH ENDE MALTER & CO. LLP
                        (INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)


     We consent to the use in the Registration Statement of Florham Consulting Corp. on Form S-1 under the Securities Act of 1933 of our report dated March 24, 2008 on the financial statements of Florham Consulting Corp. as of December 31, 2007 and 2006 and for the years ended December 31, 2007 and December 31, 2006, and to the reference to our firm under the heading "Experts" in the Prospectus.


/s/ Raich Ende Malter & Co. LLP
    Raich Ende Malter & Co. LLP

New York, New York
April 16, 2008